Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 25, 2011

NW Natural Posts Strong 2010 & Q4 Results

Company Sets 2011 EPS Guidance Range, Highlights Projects

•

Full-year 2010 operating results were among the highest in the company’s history with earnings of $2.73 per share on net income of $72.7 million, compared with record earnings of $2.83 per share on net income of $75.1 million in 2009.

•	Company ranked highest in the nation among gas utilities for residential customer satisfaction.

•	Oregon and Washington customers saw gas rates decline for a second year in a row due to lower natural gas commodity costs.

•	The Gill Ranch Storage (GRS) facility, near Fresno, Calif., began operations in the fall of 2010.

•	Operations and maintenance expense for the year decreased 5 percent.

•	The company’s Board of Directors raised the dividend by 5 percent, reflecting the 55th consecutive year of increasing dividends paid, one of the longest streaks on Wall Street.

•

NW Natural led an effort in early 2011 with regional officials and other utilities to discuss long-term energy needs for the Pacific Northwest, including natural gas pipelines, natural gas storage, and additional gas-fired generation capacity.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), posted the third highest annual earnings results in the company’s history, with earnings per share of $2.73 on net income of $72.7 million, compared to record results in 2009 of $2.83 per share on net income of $75.1 million, for a 3 percent decrease year-over-year. The decrease was due mainly to large gas cost sharing gains in 2009 that did not repeat at the same level in 2010, and start-up costs at Gill Ranch. In addition, the company’s 2010 results benefited from a property tax refund, and an increase in net operating revenues from the utility’s regulatory adjustment for income taxes paid.

“Last year was a strong year for NW Natural on a number of fronts,” said Gregg Kantor, President and Chief Executive Officer. “In addition to solid earnings and the completion of our new non-utility storage facility near Fresno, Calif., we were able to lower rates to our customers, and we were ranked by J.D. Powers as the number one gas utility in the nation for customer satisfaction.”

Full-Year financial and operating highlights

Income and earnings per share

For the 12-month period ending Dec. 31, 2010, NW Natural earnings per share were $2.73 per share on net income of $72.7 million. This compared to the company’s results in 2009 of $2.83 per share on net income of $75.1 million. The decrease in earnings per share was primarily due to gas cost sharing benefits in 2009 ($15.1 million) that did not repeat at the same level in 2010 ($1.6 million), and initial start-up costs at the Gill Ranch gas storage facility in California.

In 2010, utility operations provided earnings per share of $2.49 per share on net income of $66.3 million. This compared to $2.48 per share on net income of $66.0 million in 2009. Oregon’s gas utilities are subject to an annual earnings review to determine if the utility is earning above its allowed return on equity (ROE). In NW Natural’s case, if utility earnings exceed the allowed ROE threshold, the company is required to defer 33 percent of the amount above that level for refund to customers. Based on 2010 utility results, the company expects to refund approximately $0.5 million to customers in next year’s rates.

In 2010, gas storage contributed 23 cents per share on net income of $6.1 million, compared to 2009 earnings per share of 34 cents per share on net income of $8.9 million. The primary reason for the decline was Gill Ranch start-up expenses. Operating results from the company’s gas storage operations at Mist, including optimization revenues from using excess utility pipeline and gas storage capacity, contributed net income of $9.9 million in 2010, compared to $9.2 million last year.

Operating results from other non-utility investments and activities contributed 1 cent per share for both 2010 and 2009.

Operational results for full-year

The utility’s total gas sales and transportation deliveries for 2010, excluding deliveries of gas stored for others, were 1.06 billion therms, compared to 1.13 billion therms in 2009. The 6 percent decrease over last year was due mainly to the effects of weather that was 2 percent warmer than average and 5 percent warmer than a year ago. Utility margin in 2010 decreased 3 percent, or $10.9 million. The decrease was mainly due to a $13.5 million decrease from Oregon’s gas cost sharing mechanism, which produced a $15.1 million margin gain in 2009, compared to a $1.6 million gain in 2010.

Sales to residential and commercial customers for 2010 were 599 million therms, compared to 668 million therms in 2009. The 10 percent decline in consumption was primarily due to lower usage during the period due to warmer weather than in 2009, a lingering weak economy and customer conservation. Including the effects from the company’s Oregon rate mechanisms for weather and conservation adjustments, residential and commercial margin was $304.4 million in 2010, compared to $299.4 million in 2009.

NW Natural’s weather normalization mechanism in Oregon adjusted margin up by $14 million in 2010, based on weather that was 2 percent warmer than average. This compared to a margin adjustment down of $15.2 million in 2009, based on weather that was 3 percent colder than average. The Oregon conservation decoupling mechanism adjusted margins up by $15.5 million in 2010, compared to a margin adjustment upward of $11.6 million in 2009.

Gas deliveries to industrial customers in both 2010 and 2009 were approximately 463 million therms, with margin increasing $0.7 million in 2010, or 3 percent.

Actual gas costs in 2010 were substantially lower than in 2009 and slightly lower than the costs embedded in rates for the 2010 fiscal year. Under the company’s gas cost incentive sharing mechanism in Oregon, these costs contributed $1.6 million to margin in 2010, compared to $15.1 million in 2009.

NW Natural’s gas storage segment includes two underground natural gas storage facilities: the Mist gas storage field and facilities in Oregon and the Gill Ranch gas storage field and facilities in California. The Mist field serves both core utility customers and the interstate market in the Pacific Northwest. The Gill Ranch field serves the California intrastate market. We contract with an independent energy marketing firm to optimize our available capacity not already committed to storage customers at both Mist and Gill Ranch. NW Natural’s gas storage segment contributed approximately 23 cents per share on net income of $6.1 million for 2010, compared to 34 cents per share on net income of $8.9 million in 2009. Gas storage operations at Mist, including optimization of utility storage and pipeline capacity, contributed $9.9 million to net income in 2010. The difference in segment results was due to Gill Ranch, which primarily reflected start-up costs as the facility went into service in the second half of 2010.

Gill Ranch Storage and other infrastructure outlook

With a majority of construction work completed by October 2010, the Gill Ranch gas storage facility began operating during the fourth quarter of the year. Gill Ranch, a wholly owned subsidiary of NW Natural, owns a 75 percent undivided interest in this underground natural gas facility near Fresno, Calif., with Pacific Gas and Electric (PG&E) owning the remaining 25 percent undivided interest.

Gill Ranch assets include depleted natural gas reservoirs, injection and withdrawal wells, a compressor station, gathering lines, an electric substation, a 27-mile pipeline, and other equipment. Gill Ranch’s share of designed working gas capacity is expected to be approximately 15 billion cubic feet (Bcf) by the end of 2013, as the remaining construction work to achieve design capacity is completed and the existing on-line reservoirs reach their capacity after several cycles of injections and withdrawals. The facility also has the potential for future expansion, and we expect to pursue expansion when the market demand for storage warrants.

In early February 2011, NW Natural organized an effort to gather together Pacific Northwest energy constituents, including regional electric and gas utilities, customer groups and state regulatory commissions, to discuss the area’s future energy needs and how natural gas infrastructure will be needed to meet those requirements. It is NW Natural’s belief that the eastern segment of the Palomar pipeline project is important to meeting the future needs of the region’s utilities and their customers.

Company ranked highest in the nation among gas utilities for customer satisfaction

For the seventh consecutive year, NW Natural has ranked among the top utilities for customer satisfaction, earning the highest overall score in the Western U.S. among large utilities according to the J.D. Power and Associates Gas Utility Residential study. The company also received the highest overall score in the nation among 75 gas-only and combination gas and electric utilities, and highest in the West for satisfaction in a separate J.D. Power survey among commercial customers.

Customer growth

NW Natural’s customer growth for the trailing 12-month period ending Dec. 31, 2010 was 0.9 percent, with the company serving approximately 674,000 customers. Despite the continued weakness in new home construction regionally and nationwide, NW Natural’s growth rate edged higher from 0.8 percent in 2009 to 0.9 percent in 2010 due to continued efforts to convert customers to natural gas from other fuel sources.

Regulatory adjustment for taxes paid

Based on NW Natural’s utility operations through Dec. 31, 2010, the company recognized $7.7 million of incremental margin revenue from its regulatory rate mechanism, which is designed to adjust the amount of taxes collected from customers to the amount of taxes paid. For 2009, the company recognized $5.9 million of incremental utility margin revenue from this true-up rate mechanism.

Operations and maintenance expense

According to NW Natural Senior Vice President and Chief Financial Officer David H. Anderson, “Our operations and maintenance expenses for the 12 months ended Dec. 31, 2010 were $121.0 million, compared to $127.1 million in 2009, for a net 5 percent decrease. The decrease was primarily the result of lower payroll and employee benefit costs and lower bad debt expense, somewhat offset by expenses in the gas storage segment. We are pleased by our bad debt results, especially the success we have had working with our customers to find ways to help them during these difficult financial times.” Bad debt expense as a percent of revenues billed remained well below 1 percent at 0.21 percent for the 12 months ended Dec. 31, 2010.

Income tax expense

Income taxes increased $2.8 million in the 12 months ended Dec. 31, 2010 compared to 2009, primarily due to higher pre-tax income and a higher effective income tax rate.

Cash flows and capital structure for 2010

Cash provided by operations in 2010 was $126.5 million, compared to $240.3 million in 2009. The decrease is principally related to a change in the amount of deferred gas cost savings and income tax savings realized in 2009. Cash requirements for investing activities in 2010 totaled $212.9 million, compared to $162.1 million in 2009, with most of the increase related to development costs at Gill Ranch.

NW Natural’s capitalization at Dec. 31, 2010 reflected 44.7 percent common equity, 38.1 percent long-term debt, and 17.2 percent short term debt and current maturities of long-term debt. This compared to 47.2 percent common equity, 43.0 percent long-term debt, and 9.8 percent short-term debt and current maturities of long-term debt last year.

Fourth quarter financial and operating highlights

Net income and earnings per share

In the three-month period ending Dec. 31, 2010, net income decreased 6 percent to $1.11 per share on net income of $29.6 million, compared to $1.18 per share on net income of $31.4 million last year. The quarterly decrease was mainly due to warmer weather, Gill Ranch start-up costs and regulatory adjustments. Weather for the quarter was 2 percent warmer than average and 9 percent warmer than the fourth quarter of 2009.

Utility operations contributed net income of $29.9 million or $1.12 per share, compared to $29.4 million ($1.11 per share) in the fourth quarter of 2009. Gas storage operations contributed a net loss of $0.3 million or a loss of 1 cent per share in the period, compared to net income of $1.9 million (7 cents per share) in 2009. The decrease in net income in the 2010 period from gas storage operations was primarily due to Gill Ranch start-up costs.

Operational results

NW Natural’s total gas sales and transportation deliveries in the fourth quarter of 2010, excluding deliveries of gas stored for others, were 333 million therms, down 6 percent from 354 million therms delivered in 2009, due mainly to warmer weather. Sales to residential and commercial customers in the quarter were 210 million therms, compared to 233 million therms in the fourth quarter of 2009.

Total margin from utility operations was approximately $112 million in the quarter, compared to $115 million last year, with the decrease mainly resulting from warmer weather, partially offset by customer growth.

Operations and maintenance expense

O&M expenses for the quarter were 2 percent lower than in 2009, primarily due to reduced utility payroll expense resulting from fewer employees, and decreases in employee benefit expenses, which were partially offset by an increase in O&M expenses related to the gas storage segment.

Pension deferral

Effective Jan. 1, 2011, the Public Utility Commission of Oregon (OPUC) authorized the use of a pension balancing account to allow for the deferral of differences between the annual pension costs included and recovered in customer rates from the company’s last general rate case and the amount of actual pension expense each year. The regulatory deferral account will earn a carrying cost at the authorized cost of capital rate set by the OPUC in the company’s last general rate case. The estimated impact to utility O&M expense for 2011 is a decrease of approximately $4-5 million.

Guidance established for 2011

NW Natural today initiated 2011 earnings guidance to be in the range of $2.45 to $2.65 per share. The company’s 2011 earnings guidance assumes a continued slow economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, Gill Ranch operational losses due to first year operations, and no significant changes in prevailing legislative and regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s gas cost sharing mechanism in Oregon since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a long-term dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 43.5 cents a share on the company’s common stock. These dividends were paid Feb. 15, 2011 to shareholders of record on Jan. 31, 2011. The company’s indicated annual dividend rate is $1.74 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 25th, to review the company’s financial and operating results for the three and 12 months ended Dec. 31, 2010.

To hear the conference call live, dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (447613). To hear the replay from international locations, please dial 1-412-317-0088. To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com.

Forward-looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, customer refunds, project costs, operating capacity and completion dates, the potential for storage and pipeline project expansions, financial positions, regulatory deferral of pension expenses, weather, customer growth, performance, regulatory rules and actions, litigation, earnings expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 674,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at the company’s website at www.nwnatural.com.

# # #

Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: bob.hess@nwnatural.com

or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	12/31/10	12/31/09	Change	% Change
Gross Operating Revenues	$268,145	$309,442	$(41,297)	(13%)
Net Income	$29,591	$31,406	$(1,815)	(6%)

Diluted Average Shares of Common Stock Outstanding	26,717	26,591	126	—
Basic Earnings Per Share of Common Stock	$1.11	$1.18	$(0.07)	(6%)
Diluted Earnings Per Share of Common Stock	$1.11	$1.18	$(0.07)	(6%)

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/10	12/31/09	Change	% Change
Gross Operating Revenues	$812,106	$1,012,711	$(200,605)	(20%)
Net Income	$72,667	$75,122	$(2,455)	(3%)

Diluted Average Shares of Common Stock Outstanding	26,657	26,576	81	—
Basic Earnings Per Share of Common Stock	$2.73	$2.83	$(0.10)	(4%)
Diluted Earnings Per Share of Common Stock	$2.73	$2.83	$(0.10)	(4%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	December 31, 2010	December 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$3,457	$8,432
Restricted cash	924	35,543
Accounts receivable	67,969	77,438
Accrued unbilled revenue	64,803	71,230
Allowance for uncollectible accounts	(2,950)	(3,125)
Regulatory assets	52,714	29,954
Derivative instruments	2,245	6,504
Inventories:
Gas	70,672	71,672
Materials and supplies	9,713	9,285
Income taxes receivable	41,066	—
Other current assets	19,652	21,302

Total current assets	330,265	328,235

Non-current assets:
Property, plant and equipment	2,576,402	2,362,734
Less accumulated depreciation	722,239	692,600

Total property, plant and equipment - net	1,854,163	1,670,134
Regulatory assets	348,897	316,536
Derivative instruments	628	843
Other investments	69,094	67,365
Other non-current assets	13,569	16,139

Total non-current assets	2,286,351	2,071,017

Total assets	$2,616,616	$2,399,252

Capitalization and liabilities:
Capitalization:
Common stock	$342,978	$337,361
Retained earnings	356,727	328,712
Accumulated other comprehensive income (loss)	(6,604)	(5,968)

Total common stock equity	693,101	660,105
Long-term debt	591,700	601,700

Total capitalization	1,284,801	1,261,805

Current liabilities:
Short-term debt	257,435	102,000
Current maturities of long-term debt	10,000	35,000
Accounts payable	93,243	123,729
Taxes accrued	10,579	21,037
Interest accrued	5,182	5,435
Regulatory liabilities	17,828	46,628
Derivative instruments	38,437	19,643
Other current liabilities	35,457	39,097

Total current liabilities	468,161	392,569

Deferred credits and other non-current liabilities:
Deferred tax liabilities	373,409	300,898
Regulatory liabilities	258,031	248,622
Pension and other postretirement benefit liabilities	144,250	127,687
Derivative instruments	17,022	3,193
Other non-current liabilities	70,942	64,478

Total deferred credits and other non-current liabilities	863,654	744,878

Total capitalization and liabilities	$2,616,616	$2,399,252

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (year ended December 31)	2010	2009
Operating activities:
Net income	$72,667	$75,122
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	65,124	62,814
Undistributed earnings from equity investments	(588)	(1,329)
Non-cash expenses related to qualified defined benefit pension plans	8,009	9,914
Contributions to qualified defined benefit pension plans	(10,000)	(25,000)
Deferred environmental costs	(7,826)	(10,069)
Settlement of interest rate hedge	—	(10,096)
Other	(2,265)	(3,461)
Changes in assets and liabilities:
Receivables	15,830	35,506
Inventories	572	15,110
Income taxes	(51,524)	23,461
Accounts payable	(11,846)	1,188
Interest accrued	(253)	8,582
Deferred gas costs	(26,090)	36,819
Deferred tax liabilities	76,410	36,775
Other - net	(1,751)	(15,001)

Cash provided by operating activities	126,469	240,335

Investing activities:
Capital expenditures	(248,505)	(135,124)
Restricted cash	34,619	(30,524)
Other	1,015	3,507

Cash used in investing activities	(212,871)	(162,141)

Financing activities:
Common stock issued - net	4,598	(375)
Long-term debt issued	—	125,000
Long-term debt retired	(35,000)	(300)
Change in short-term debt	155,435	(158,851)
Cash dividend payments on common stock	(44,652)	(42,415)
Other	1,046	263

Cash provided by (used in) financing activities	81,427	(76,678)

Increase (decrease) in cash and cash equivalents	(4,975)	1,516
Cash and cash equivalents - beginning of period	8,432	6,916

Cash and cash equivalents - end of period	$3,457	$8,432

Supplemental disclosure of cash flow information:
Interest paid	$41,037	$36,762
Income taxes paid	$22,600	$10,000

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Fourth Quarter - 2010

	3 Months Ended December 31,			12 Months Ended December 31,

(Thousands, except per share amounts)	2010	2009	Change	2010	2009	Change
Gross Operating Revenues	$268,145	$309,442	(13%)	$812,106	$1,012,711	(20%)
Cost of Sales	143,313	182,304	(21%)	424,534	611,168	(31%)
Revenue Taxes	6,581	7,435	(11%)	19,991	24,656	(19%)

Net Operating Revenues	118,251	119,703	(1%)	367,581	376,887	(2%)

Operating Expenses:
O&M	34,995	35,856	(2%)	120,980	127,104	(5%)
General Taxes	6,421	6,773	(5%)	23,872	28,253	(16%)
D&A	17,194	16,110	7%	65,124	62,814	4%

Total Operating Expenses	58,610	58,739	—	209,976	218,171	(4%)

Income from Operations	59,641	60,964	(2%)	157,605	158,716	(1%)
Other Income and Expense - net	1,133	854	33%	7,102	3,714	91%
Interest Expense - net	10,840	10,589	2%	42,578	40,637	5%
Income Tax Expense	20,343	19,823	3%	49,462	46,671	6%

Net Income	$29,591	$31,406	(6%)	$72,667	$75,122	(3%)

Common Shares Outstanding:
Average for Period - basic	26,642	26,520		26,589	26,511
Average for Period - diluted	26,717	26,591		26,657	26,576
End of Period	26,668	26,533		26,668	26,533
Earnings per Share:
Basic	$1.11	$1.18	(6%)	$2.73	$2.83	(4%)
Diluted	$1.11	$1.18		$2.73	$2.83
Dividends Paid Per Share	$0.435	$0.415		$1.68	$1.60
Book Value Per Share - end of period	$25.99	$24.88		$25.99	$24.88
Market Closing Price - end of period	$46.47	$45.04		$46.47	$45.04
Balance Sheet Data - end of period:
Total Assets	$2,616,616	$2,399,252		$2,616,616	$2,399,252
Common Stock Equity	$693,101	$660,105		$693,101	$660,105
Long-Term Debt	$601,700	$636,700		$601,700	$636,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	673,997	667,794	0.9%	673,997	667,794	0.9%
Gas Deliveries (therms)
Res. & Comm. Customers	210,021	232,751		598,878	668,460
Industrial Firm	10,228	10,662		37,085	39,447
Industrial Interruptible	16,015	17,023		58,387	72,525
Transportation	96,292	93,801		367,619	350,933

Total	332,556	354,237		1,061,969	1,131,365
Gas Revenues
Res. & Comm. Customers	$234,492	$268,721		$684,168	$848,541
Industrial Firm	8,496	10,193		30,830	41,407
Industrial Interruptible	9,878	12,775		36,164	62,116
Transportation	3,751	3,466		13,833	13,635
Regulatory adjustment for income taxes	2,747	2,114		7,721	5,884
Other Revenues	3,000	7,681		17,917	21,166

Total	$262,364	$304,950		$790,633	$992,749
Cost of Gas Sold - Utility	$143,305	$182,285		$424,494	$611,088
Revenue Taxes	$6,581	$7,435		$19,991	$24,656
Net Operating Revenues (Utility Margin)	$112,478	$115,230		$346,148	$357,005
Degree Days
Average (25-year average)	1,614	1,614		4,265	4,265
Actual	1,577	1,724		4,171	4,383
Colder (warmer) than Average	(2%)	7%		(2%)	3%